Exhibit 19.1

PHINIA Inc.

Insider Trading and Confidentiality Policy
1.0Purpose / Scope

This Insider Trading and Confidentiality Policy (“Insider Trading Policy”) provides guidelines with respect to transactions in PHINIA Securities (as defined below) and the handling of confidential information about PHINIA Inc. (“Company” or “PHINIA”) and the companies with which the Company does business, in which the Company has significant investments, or are involved in a potential transaction or business relationship with the Company. The Company has adopted this Insider Trading Policy to promote compliance with U.S. federal, state, and foreign securities laws that prohibit certain persons who are aware of material non-public information about a company from: (i) engaging in transactions in the securities of that company; or (ii) providing material non-public information to other persons.

2.0Applicability
This Insider Trading Policy applies to the Company and all “Covered Persons” (defined as all members of the Board of Directors (“directors”) and all employees of the Company and its subsidiaries). This Insider Trading Policy also applies to Family Members and Controlled Entities, each as defined below. The Company may also determine that other persons should be subject to this Insider Trading Policy, such as contractors or consultants who have access to material non-public information (as further described below).
2.1Transactions by Family Members and Others. This Insider Trading Policy applies to family members who reside with a Covered Person (for example, a spouse, child, stepchild, grandchild, parent, stepparent, grandparent, sibling, or in-law), anyone else who lives in a Covered Person’s household, and any family members who do not live in a Covered Person’s household but whose transactions in PHINIA Securities are directed by the Covered Person or are subject to the Covered Person’s influence or control, such as parents or children who consult with the Covered Person before they engage in transactions in PHINIA Securities (collectively referred to as “Family Members”). The Covered Person is responsible for ensuring that any transactions executed by Family Members comply with this Insider Trading Policy, and, therefore, the Covered Person should make Family Members aware of the need to confer with the Covered Person before they engage in transactions in PHINIA Securities. The Covered Person should treat all such transactions for the purposes of this Insider Trading Policy and applicable securities laws as if the transactions were for its own account. This Insider Trading Policy does not, however, apply to personal securities transactions of Family Members where the decision to engage in transactions in PHINIA Securities is made by a third party not controlled by, influenced by, or related to the Covered Person or Family Members.

2.2Transactions by Entities that Covered Persons Influence or Control. This Insider Trading Policy applies to any entities that the Covered Person influences or controls, including any corporations, partnerships, or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this Insider Trading Policy and applicable securities laws as if the transactions were for the Covered Person’s own account.

3.0Restrictions

3.1Covered transactions. Neither the Company nor any Covered Person, Family Member, or Controlled Entity may engage in any transaction involving stock, bonds, options,

derivative instruments, or other securities of the Company (“PHINIA Securities”), or direct or recommend others to engage in transactions involving PHINIA Securities, if the Company or such person is in possession of material information that has not been publicly disclosed. Transactions subject to this Insider Trading Policy include purchases, sales and bona fide gifts of PHINIA Securities.

Material information. “Material information” has no precise definition; for purposes of this Insider Trading Policy, a broad view of the term should be taken. Generally, “material information” includes any information, positive or negative, that a reasonable person would consider important in determining whether to buy, hold or sell a company’s securities. Examples of material information relating to the Company include, but are not limited to: the Company’s consolidated operating or financial results, projections of future earnings or losses, changes to previously announced guidance, or the decision to suspend guidance; potential significant mergers, joint ventures, restructurings, tender offers, or acquisitions or dispositions of significant assets; changes in dividend policies; the establishment, amendment, or termination of a Company share repurchase program for PHINIA Securities; the declaration of a stock split or the possibility of an offering of PHINIA Securities; development of significant new products, services or technologies; significant new contracts or loss of business; significant shifts in operating or financial circumstances, such as major write-offs or financial liquidity problems; significant bank borrowings or other financing transactions out of the ordinary course; pending or threatened significant litigation or governmental investigations; major changes in the Company’s management or directors; a change in the Company’s external auditor or notification that the auditor’s report may no longer be relied upon; a significant cybersecurity attack or incident; and the imposition of an Event-Specific Blackout Period (as defined below) or the extension or termination of such restriction. The General Counsel’s Office is available to discuss any questions relating to whether an individual may be in possession of material non-public information.

When Information Is Considered Public. Information that is generally not known or that has not been made available to the investing public is generally considered to be non-public information, even if the information is widely known within the Company. Information generally would be considered publicly disclosed if it has been disclosed through a widely disseminated press release distributed through newswire services, a broadcast on widely-available radio or television programs, or publication in a widely-available newspaper, magazine, or news website, or through a public disclosure document filed with, or furnished to, the Securities and Exchange Commission (the “SEC”) that is available on the SEC’s website. Once information is considered public, it is still necessary to provide the public with sufficient time to absorb and evaluate the information. As a general rule, information should not be considered fully absorbed by the public and therefore still “non-public” until at least two full trading days after the initial release of information to the public. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material non-public information.

3.2No Covered Person, Family Member, or Controlled Entity may, directly or indirectly, disclose (“tip”) material non-public information either (a) to persons within the Company whose jobs do not require them to have that information, or (b) to persons outside the Company including, but not limited to, Family Members, Controlled Entities, friends, business associates, investors, and consulting firms, unless any such disclosure is authorized and made in a manner to protect such information from unauthorized disclosure.

Covered Persons, Family Members, or Controlled Entities may be liable for tipping material non-public information to any third party (a “Tippee”). Tippees inherit such an individual’s duties and may be liable for engaging in transactions based on material non-public information illegally tipped to them by a Covered Person, Family Member, or Controlled Entity. Tipping may also result in the same penalties to the tipper as if they engaged in any such transactions.

3.3No Covered Person, Family Member, or Controlled Entity who learns of material non-public information about another company with which the Company does business, in which the Company has significant investments, or that is involved in a potential transaction or business relationship with the Company, may engage in transactions, or direct others to engage in transactions, involving the securities of that other company until the information becomes public or is no longer material.

3.4No Covered Person, Family Member, or Controlled Entity may engage in any transaction involving derivative securities that are not issued by the Company, including a publicly-traded put option, call option, or swap relating to PHINIA Securities. Directors and employees shall not sell any PHINIA Securities that the individual does not own; i.e., directors and employees may not “sell short.”

3.5No Covered Person, Family Member, or Controlled Entity may engage in hedging or monetization transactions such as collars or forward sale contracts.

3.6No director nor any Section 16 executive officer designated by the Company’s Board of Directors (“Section 16 Officers”) or their respective Family Members or Controlled Entities may enter into any transactions that result in pledging or using PHINIA Securities as collateral to secure personal loans or other obligations. PHINIA Securities may not be held in margin accounts by them.

Any exceptions to the anti-pledging policy will be considered only for extraordinary reasons. Requests for exceptions will be considered by the General Counsel in consultation with the Chairperson of the Corporate Governance Committee of the Board of Directors.

3.7Neither the Company nor any director or Section 16 Officer, any direct report or administrative assistant to a Section 16 Officer, or other persons notified in writing by the Company, or their respective Family Members and Controlled Entities, shall engage in any transaction involving PHINIA Securities during a quarterly blackout period (“Blackout Period”). Blackout Periods will begin at the close of the market on the fifteenth (15th) calendar day of the third month of each fiscal quarter and will end at the open of the market on the third trading day following the Company’s public release of earnings for the prior fiscal quarter. Notwithstanding the foregoing, in its discretion, the General Counsel’s Office may cause a Blackout Period to begin prior to the close of the market on the fifteenth (15th) calendar day of the third month of each fiscal quarter, or may extend a Blackout Period, for some or all of the individuals subject to the Blackout Period and will notify such individuals in the event of any such earlier commencement or extension. The vesting of an equity award, or the purchase of PHINIA Securities by way of an exercise of an option, granted under the Company’s applicable equity plan and any related withholding of shares to satisfy tax withholding requirements, is permitted during a Blackout Period, but the sale or simultaneous purchase and sale of such resulting PHINIA Securities in the open market is prohibited. Transfers between any PHINIA stock fund and other investment options in any retirement savings plan available to current or former employees are prohibited during the Blackout Period.

3.8Occasionally, an event may occur (or may be probable to occur) that is material to the Company and is known by only a limited number of directors and employees such that the persons designated in writing by the General Counsel’s Office may not engage in any transaction involving, or otherwise transfer, PHINIA Securities until notified by the General Counsel’s Office that the event-specific blackout period (“Event-Specific Blackout Period”) has ended. The existence of an Event-Specific Blackout Period will not be announced to the Company as a whole and should not be communicated to any other person.

3.9The Company and all directors, Section 16 Officers, and other persons notified in writing by the Company (“other preclearance individuals”) must seek preclearance from the General Counsel’s Office before engaging in any transaction involving PHINIA Securities, including transfers between any PHINIA stock fund and other investment options in any PHINIA retirement savings plan available to current or former employees. Each proposed transaction will be evaluated to determine if it raises insider trading concerns or other concerns under applicable federal or state securities laws and regulations. The General Counsel’s Office is under no obligation to approve a transaction submitted for preclearance and may determine not to permit the transaction. If the General Counsel’s Office grants preclearance, the requestor may execute the transaction at any time within, but not after, three calendar days of receipt of preclearance. If the requestor becomes aware of material non-public information relating to the Company or PHINIA Securities before the transaction is executed, the preclearance will be void and the transaction must not be completed. If preclearance to engage in a transaction is denied, the requestor must refrain from initiating any transaction in PHINIA Securities and should not inform any other person of the denial.

4.0Responsibility and Consequences
Persons subject to this Insider Trading Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in PHINIA Securities while in possession of material non-public information. Persons subject to this Insider Trading Policy must not engage in illegal trading and must avoid even the appearance of improper trading. Each Covered Person is responsible for making sure that such Covered Person complies with this Insider Trading Policy, and that any Family Member or Controlled Entity whose transactions are subject to this Insider Trading Policy also comply with this Insider Trading Policy. In all cases, the responsibility for determining whether a Covered Person is in possession of material non-public information rests with that Covered Person, and any action on the part of the Company, the General Counsel’s Office, or any other employee or director pursuant to this Insider Trading Policy (or otherwise) does not in any way constitute legal advice or insulate a person from liability under applicable securities laws. Any actions in violation of this policy will result in severe consequences, up to and including termination of employment for cause, or substantially the equivalent under local regimes, and civil and criminal penalties. Violations of this policy by Family Members or Controlled Entities will be deemed violations by the related Covered Person for purposes of assessing penalties.
5.0Additional Restrictions and Reporting Requirements for Directors and Section 16 Officers of the Company

5.1Any advice regarding this Insider Trading Policy will relate solely to the restraints imposed by law and will not constitute advice regarding the investment or tax aspects of any transaction.

5.2Section 16 of the Securities Exchange Act of 1934 (“Exchange Act”) imposes certain reporting obligations on the Company’s directors and Section 16 Officers and provides for strict liability to the Company for all profits resulting from any non-exempt purchase and sale, or non-exempt sale and purchase, of PHINIA Securities within a six-month period by such persons. For Section 16(b) purposes, profit is determined by matching the lowest purchase price and the highest selling price within six months.

5.3Section 16 of the Exchange Act requires directors and Section 16 Officers to file certain reports regarding their ownership of PHINIA Securities, including ownership of PHINIA Securities by their Family Members and Controlled Entities, with the SEC, the New York Stock Exchange, and the Company. These reports include: (i) within 10 days of election or appointment, a director or Section 16 Officer must file a Form 3 stating such person’s beneficial ownership of PHINIA Securities; (ii) within 2 business days after there has been a change in ownership, including bona fide gifts, a director or Section 16 Officer must file a Form 4 unless the transaction qualifies for deferred reporting by Form 5; and (iii) within 45 days after the close of the Company’s fiscal year, a director or Section 16 Officer must file a Form 5 to cover any transactions in PHINIA Securities that were eligible for deferred reporting (and not earlier reported on Form 4) and transactions that should have been reported but were not reported on Form 4. The Company must report late and missed filings in its annual proxy statement.

5.4The General Counsel’s Office will file the proper report on behalf of directors and Section 16 Officers who obtain preclearance of transactions in PHINIA Securities and who subsequently notify the General Counsel’s Office of the completion of the transaction. Section 16 reports will also be posted on the Company’s website.

6.0Confidentiality and Providing Information

6.1Covered Persons shall take appropriate measures to restrict access to, and the disclosure of, material non-public information. In the event a Covered Person becomes aware of possible insider trading violations by Family Members or Controlled Entities, the Covered Person shall contact the General Counsel’s Office immediately.

6.2Consistent with the foregoing, Covered Persons must not discuss internal matters or developments with anyone outside of the Company (including Family Members), except as required in the performance of their regular duties. This prohibition applies specifically (but not exclusively) to inquiries about the Company that may be made by the financial press, investment analysts or others in the financial community. Unless an individual is expressly authorized to respond to inquiries of this nature pursuant to the Company’s Disclosure Policy, such inquiries should be referred to the Company’s General Counsel or the Company’s Vice President, Investor Relations or Director, Global Brand and Communications. This prohibition applies whether or not the Covered Person receives a benefit from the use of that information by the other person or entity outside the Company.

6.3Upon request, a Covered Person must report to the Company’s General Counsel’s Office all of their transactions in PHINIA Securities and certify that all such transactions have been conducted in compliance with the provisions of this policy.

7.0Pre-Approved Trading Plans

7.1Notwithstanding anything contained in this Insider Trading Policy to the contrary, the Company and Covered Persons may engage in transactions involving PHINIA Securities under a pre-arranged written trading plan that meets the requirements of Rule 10b5-1(c) of the Exchange Act (“10b5-1 Trading Plan”) and the requirements of this section.

7.2Prior to establishing, modifying or terminating a 10b5-1 Trading Plan, the Company and all directors, Section 16 Officers, and other preclearance individuals must submit a copy of such plan to the General Counsel’s Office for advance review and approval. Regardless of whether the Company or the individual is subject to preclearance, neither the Company nor any Covered Person may enter into, modify, or terminate a 10b5-1 Trading Plan during a Blackout Period or Event-Specific Blackout Period except as approved by the General Counsel’s Office, or while the Company or any such Covered Person is aware of material non-public information.

7.3Under Rule 10b5-1(c), a cooling-off period for directors and Section 16 Officers of the later of (a) 90 days after plan adoption or modification and (b) two business days following disclosure of the Company’s financial results in a Quarterly Report on Form 10-Q or Annual Report on Form 10-K, as applicable, for the fiscal quarter in which the plan was adopted or modified (but not to exceed 120 days after plan adoption or modification) must be observed before any trading can commence under a 10b5-1 Trading Plan.

7.4Under Rule 10b5-1(c), a cooling-off period for Covered Persons (other than directors or Section 16 Officers, or the Company) of 30 days following adoption or modification of a 10b5-1 Trading Plan must be observed before any trading can commence under the plan.

7.5Directors and Section 16 Officers must include a representation in the 10b5-1 Trading Plan certifying that, on the date of adoption or modification of the plan (i) the person is not aware of material non-public information about the Company or PHINIA Securities and (ii) the person is adopting the 10b5-1 Trading Plan in good faith and not as part of plan or scheme to evade the prohibitions of Section 10(b) and Rule 10b-5 under the Exchange Act. Covered Persons must act in good faith when entering into and throughout the duration of the 10b5-1 Trading Plan. A 10b5-1 Trading Plan cannot be entered into as part of a plan or scheme to evade the prohibition of Rule 10b-5.

7.6Subject to certain limited exceptions specified in Rule 10b5-1 and approved by the General Counsel’s Office, Covered Persons may not enter into more than one 10b5-1 Trading Plan at the same time.

7.7Subject to certain limited exceptions specified in Rule 10b5-1 and approved by the General Counsel’s Office, a Covered Person entering into (or modifying) a “single-trade plan” must not have entered into (or modified) another single-trade plan in the prior 12-month period that also qualified for the affirmative defense under Rule 10b5-1. For these purposes, a “single-trade plan” means a 10b5-1 Trading Plan that is designed to effect an open market purchase or sale of the total amount of securities subject to the plan in one single transaction.

7.8Although modifications to or termination of an existing 10b5-1 Trading Plan are not prohibited, a 10b5-1 Trading Plan should be adopted with the intention that it will not be amended or terminated prior to its expiration.

8.0Interpretation
Any questions regarding the interpretation, scope and application of the policy set forth herein shall be reviewed with the General Counsel’s Office.

9.0Post-Termination Transactions
This Insider Trading Policy continues to apply to transactions in PHINIA Securities even after termination of service to the Company or any of its subsidiaries. If an individual is in possession of material non-public information when his or her service terminates, that individual may not engage in transactions in PHINIA Securities until that information has become public or is no longer material. In addition, after termination of service to the Company or any of its subsidiaries, directors and Section 16 Officers remain subject to Section 16 “short swing” profit-disgorgement rules for up to six months after termination and are required to file Forms 4 to report any non-exempt transactions in PHINIA Securities (i.e., purchases and sales) occurring within six months after an “opposite-way” non-exempt transaction that occurred while they were still serving at the Company or any of its subsidiaries.

10.0Miscellaneous

10.1The General Counsel’s Office will conduct a periodic review as necessary to confirm that the Insider Trading Policy is amended as necessary to remain up-to-date with insider trading laws and regulations.

10.2The General Counsel’s Office shall maintain a record of all complaints relating to the Insider Trading Policy, including but not limited to: (i) substance of complaint; (ii) date of receipt of the complaint; (iii) actions taken to investigate the complaint and the dates on which such actions were taken; (iv) recommendations made in response to the complaint and the date such recommendations were made; and (v) outcome of the investigation into the complaint and the date such determination was made (collectively, the “Compliance Log”). Copies of complaints and the Compliance Log will be maintained for seven (7) years from the date made.

10.3The Company will not take any inappropriate retaliatory action against any employee or other party with respect to good faith reporting of complaints relating to or arising out of the Insider Trading Policy.

10.4The Insider Trading Policy, when required, will be filed as an exhibit to the Company’s Annual Report on Form 10-K.